Exhibit 8.1

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074

Tel	804 • 788 • 8200
Fax	804 • 788 • 8218

March 1, 2016

Bluerock Residential Growth REIT, Inc.

712 Fifth Avenue

9th Floor

New York, New York 10019

Bluerock Residential Growth REIT, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (File No. 333-200359) filed with the Securities and Exchange Commission on November 18, 2014 (the “Registration Statement”), with respect to the offer and sale of up to an aggregate $500,000,000 of the shares of Class A common stock, $0.01 par value per share, of the Company (the “Common Stock”), the shares of preferred stock, $0.01 par value per share, of the Company (the “Preferred Stock”), debt securities of the Company (“Debt Securities”), depositary shares representing Preferred Stock (“Depositary Shares”), warrants entitling the holders to purchase Common Stock, Preferred Stock, Depositary Shares, or Debt Securities (“Warrants”), and units comprising one or more of the preceding securities of the Company to be offered from time-to-time (“Units”), and the offer and sale of up to 150,000 Units consisting of 150,000 shares of Series B Redeemable Preferred Stock and Warrants to purchase 3,000,000 shares of Common Stock pursuant to a prospectus supplement filed on February 24, 2016 (the “Prospectus Supplement”). You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with the opinions rendered in (a) and (b) below (together, the “Tax Opinion”), we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement, and the Prospectus Supplement;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON

www.hunton.com

Bluerock Residential Growth REIT, Inc.

March 1, 2016

2.	the Company’s Articles of Amendment and Restatement filed on September 24, 2009, the Company’s Articles of Amendment filed on February 22, 2013, and November 18, 2013, the Company’s Second Articles of Amendment and Restatement filed on March 26, 2014, the Company’s First Articles of Amendment to the Second Articles of Amendment and Restatement filed on March 26, 2014, the Company’s Second Articles of Amendment to the Second Articles of Amendment and Restatement filed on March 26, 2014, the Company’s Third Articles of Amendment to the Second Articles of Amendment and Restatement filed on March 31, 2014 and the Company’s Fourth Articles of Amendment to the Second Articles of Amendment and Restatement filed on March 31, 2014 with the Department of Assessments and Taxation of the State of Maryland, the Articles Supplementary designating the 8.250% Series A Cumulative Redeemable Preferred Stock, the Articles Supplementary designating the Series B Redeemable Preferred Stock, and the Articles Supplementary designating the new Series B Redeemable Preferred Stock;

3.	the Amended and Restated Agreement of Limited Partnership and the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership and the First, Second and Third Amendments to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership; and

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the Tax Opinion rendered below, we have assumed, with your consent, that:

1.          each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.          during its taxable year ending December 31, 2016, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.          the Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.          no action will be taken by the Company or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

Bluerock Residential Growth REIT, Inc.

March 1, 2016

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussions in the Prospectus under the caption “Material Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a)          the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2010 through December 31, 2015, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2016 and thereafter; and

(b)          the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material Federal Income Tax Considerations” and in the Prospectus Supplement under the heading “Additional Material Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Furthermore, we note that we did not represent the Company prior to July 11, 2012.

Moreover, we have not participated in the preparation of the Registration Statement, except with respect to the section entitled “Material Federal Income Tax Considerations” in the Prospectus and the section entitled “Additional Material Federal Income Tax Considerations” in the Prospectus Supplement, and we do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement, except to the extent described above with respect to the section entitled “Material Federal Income Tax Considerations” in the Prospectus and the section entitled “Additional Material Federal Income Tax Considerations” in the Prospectus Supplement.

Bluerock Residential Growth REIT, Inc.

March 1, 2016

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams LLP under the captions “Additional Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement and “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP